Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 681-4281
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES
CLOSING OF SENIOR UNSECURED NOTES OFFERING
Bank of America Merrill Lynch Acted as Sole Placement Agents
DAYTONA BEACH, Fla. — January 19, 2011 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced the closing of $65.0 million in aggregate principal amount of its 4.63% senior unsecured notes due 2021(“Notes”) in a private placement. The Notes will rank pari passu in right of repayment with the Company’s other unsecured senior debt. The Notes will pay interest on a semi-annual basis commencing six months from the date of Closing. The proceeds from the sale of the Notes will be used to repay existing debt.
     Commenting on the announcement, Daniel Houser, ISC’s Senior Vice President, Chief Financial Officer, stated, “This private placement is another step in our ongoing efforts to further strengthen our financial position. The proceeds will be used to repay revolver borrowings incurred by the tender offer we completed last November for a portion of the Company’s 5.4 percent senior notes that mature in 2014. We are not only benefiting from a favorable interest rate environment with a lower cost alternative but also are extending a significant portion of our near-term debt maturities.”
     Bank of America Merrill Lynch acted as sole placement agents.
     The notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the U.S. without registration under the Securities Act or pursuant to an applicable exemption from such registration.
-More-

ISC CLOSES ON PRIVATE PLACEMENT

     This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www. internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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